Exhibit 99.1

News Release

Press Release

Contact:	Garland W. Koch
Chief Financial Officer
United PanAm Financial Corp.
949.224.1244
e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP.

ANNOUNCES COMPLETION OF SALE OF BANK BRANCHES AND BROKERED DEPOSITS

Newport Beach, Calif., September 28, 2004

United PanAm Financial Corp., a California corporation (the “Company” or “UPFC”) (NASDAQ: UPFC), announced today that the Company and its wholly-owned subsidiary, Pan American Bank, FSB, a federally chartered savings bank (the “Bank”), have completed the sale of all three branches of the Bank, which hold $223.4 million worth of deposits and the sale of $184.3 million worth of brokered certificates of deposit. Combined these transactions accounted for 82% of total deposits as of June 30, 2004.

In addition, as previously reported, the Bank has entered into an agreement to sell the remaining internet deposits which account for 18% of its deposits. The transaction is awaiting approval from the FDIC.

The sale of the Bank’s branches and brokered deposits is a key element in executing the Company’s strategic plan to shift the funding source of its business to the public capital markets and eliminate reliance on insured deposits. The Bank is also in the process of exiting the insurance premium finance business.

Concurrently with the sale of deposits, we announced last week the closing of our first securitization of $420 million of automobile receivable backed securities and of a $200 million auto finance warehouse facility. We intend to use the warehouse facility and future securitizations to fund ongoing business operations.

The Company, which is a specialty finance company, originates and acquires for investment retail automobile installment sales contracts. The Company conducts its automobile finance business is through United Auto Credit Corporation, which purchases and holds for investment nonprime automobile installment sales contracts, or automobile contracts, originated by independent and franchised dealers of used automobiles. United Auto Credit Corporation has 78 branch offices in 26 states.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.